EARNINGS RELEASE

HARRINGTON WEST ANNOUNCES RECORD RESULTS FOR THE JUNE 2003 QUARTER AND DOUBLES QUARTERLY DIVIDEND

July 16, 2003

Harrington West Financial Group, Inc. (Nasdaq: HWFG), the holding company for Los Padres Bank, FSB and its Harrington Bank division, today announced that it earned $1.8 million or 40 cents per share on a fully diluted basis in the June 2003 quarter, compared to $1.2 million or 36 cents per share in the June 2002 quarter. For the first six months of 2003, the Company has earned $3.4 million or 76 cents per share on a fully diluted basis compared to $2.3 million and 67 cents per share in the same period in 2002. Net income increased 46.8% in the June 2003 quarter over the June 2002 quarter, and fully diluted earnings per share increased 11.1% over the same period, which takes into consideration the 973,615 of additional net shares issued in the Company’s initial public offering (IPO) completed in November 2002. Return on average equity for the June 2003 quarter and year-to-date 2003 was 16.3% and 15.6%, respectively. These results compare to the 15.5% and 14.9% return on average equity recorded in the same periods in 2002.

Given the favorable earnings trend and the new tax legislation that equalized dividend and federal long-term capital gain tax rates for individuals at 15%, the Board of Directors has declared a regular quarterly dividend of 8 cents per share, doubling the 4 cent payment last quarter. This dividend will be paid on August 8, 2003 to holders of record on July 25, 2003.

Total assets were $864.1 million as of June 30, 2003 compared to $835.0 at March 31, 2003 and $683.7 million at June 30, 2002. The increase in assets over the March 31, 2003 quarter of $29.1 million was primarily attributed to further growth in the loan portfolio of $22.0 million. For the twelve month period, the asset growth of $180.5 million was associated with loan growth of $65.8 million and investment growth of $106.8 million. The Company increased investment assets in the latter half of 2002 in anticipation of deploying the capital raised in the IPO. Book value per share was $10.37 at June 30, 2003 compared to $9.55 at June 30, 2002.

Financial Performance Analysis

The Company’s improvement in net income continues to be driven by growth in net interest income and banking fee income. Net interest income before provision for loan losses was $6.3 million in the June 2003 quarter compared to $5.4 million in the June 2002 quarter. For the year-to-date 2003, net interest income before provision was $12.5 million compared to $10.3 million in the same period last year, a 21.5% increase.

Net interest margin was 3.04 % in the June 2003 quarter, down slightly from the 3.06% in the March 2003 quarter and the 3.31% in the June 2002 quarter. The mix change and growth in the loan portfolio to higher spread earning commercial real estate and business loans is counterbalancing the addition of lower margin investments over the last year.

Banking fee income was $1.2 million in the June 2003 quarter and $2.2 million for the six months ended June 30, 2003. These results compare to the $376 thousand and $908 thousand of banking fee income earned in the June 2002 quarter and first six months of 2002, respectively. Fee income continues to grow at over a doubling rate in 2003 due to the growth in loan and deposit fees, mortgage banking fees, and Harrington Wealth Management fees. The following chart shows the year-to-date growth in these fees in 2003 over 2002:

	(Dollars in thousands)
	Three Months Ended			Six Months Ended

	June 2003	June 2002	Inc.	June 2003	June 2002	Inc.

Loan and Deposit Fees	$424	$137	209.5%	$833	$372	123.9%
Mortgage Banking Fees	664	146	354.8%	1,161	358	224.3%
HWM Fees	112	93	20.4%	230	178	29.2%

TOTAL	$1,200	$376	219.2%	$2,224	$908	144.9%

Operating expenses were $4.5 million in the June 2003 quarter compared to $3.5 million in the June 2002 quarter and $4.3 in the March 2002 quarter. Although operating expenses increased 29.8% in the June quarter 2003 versus the June 2002 quarter, expense growth has slowed in recent quarters. The start-up of the Scottsdale banking office and Los Padres Mortgage Company, LLC (LPMC) in the latter half of 2002 accounts for the majority of the growth in expenses in the first half of 2003 over the same period in 2002. Also, corporate expenses to support the Company’s growth and public status, and higher commission expense related to the strong loan production have contributed to the higher operating expense levels this year.

Community Banking Update

The Company’s deposits and loans increased in the June 2003 quarter. Total deposits reached $538.9 million at June 30, 2003 compared to $525.1 and $505.4 at March 31, 2003 and June 30, 2002, respectively. The new Scottsdale banking office reached $45.8 million in deposits at June 30, 2003 compared to $26.0 and $17.5 at March 31, 3003 and December 31, 2002, respectively. Most of the deposit growth continues to emanate from this new market, as management has made an effort to lower deposit costs in its more mature markets, with the result that highly rate sensitive deposits declined. The total cost of deposits was 1.95% at June 30, 2002, which amounts to a 17 basis point decrease in the current quarter.

Total net loans increased $22.0 million in the June 2003 quarter to $497.3 million compared to $475.2 million and $431.4 million at March 31, 2003 and June 30, 2002, respectively. Loan demand remained robust in the low rate environment and as the Company’s production capabilities are enhanced through the Scottsdale market and LPMC. In the June 2003 quarter, the Company originated or brokered $148.8 million of loans for both portfolio and wholesale purposes compared to $118.7 million and $50.9 million in the March 2003 quarter and June 2002 quarter, respectively.

The Company remains on track to open its second Harrington Bank office in the greater Kansas City metro in the fourth quarter of 2003. This office, in southern Overland Park, Kansas, is in a fast growing part of the metro, surrounded by new residential and business development.

Los Padres Bank also announced that it had reached definitive agreement to finance and lease a full service banking facility in Ventura, California at Telephone Road and Victoria Avenue. This banking center will house both wholesale lending and a full service bank in the market and provide further convenience to the Bank’s Ojai customers, many of whom work and commute to Ventura.

Los Padres Bank also announced the appointment of Mr. Tim Hatlestad to its Board of Directors. Mr. Hatlestad is the principal and President of Resource Marketing, Inc., the holding company for the largest RE/MAX franchise in the Phoenix, Arizona metro with 13 offices and 400 agents, and Los Padres’ 49% partner in Los Padres Mortgage Company. Mr. Hatlestad is also a Vice President of the Certified Commercial Investment Member Institute and First Vice President of the Arizona Association of Realtors. The Bank also announced the retirement of Mr. George Jones from the Board. Mr. Jones was a founding director of the Bank and served for 20 years on the Board. Mr. Jones is the founder and owner of the Jones Organization Insurances Services in Solvang, California.

Asset Quality

The Company had no non-performing assets at June 2003, comparing with $197 thousand and $1.9 million at March 31, 2003 and June 30, 2002, respectively. In the June 2003 quarter, the Company made a provision to its loan loss reserve of $250 thousand based on the strong loan growth and its methodology for establishing loan loss reserves. As June 30, 2003, the allowance for loan losses totaled $4.4 million or .89% of total net loans.

Investment Performance Update

The total investment portfolio was $320.8 million at June 30, 2003 compared to $316.3 million and $214.0 million at March 31, 2003 and June 30, 2002, respectively. The total return of the portfolio, which includes interest income and gains or losses on investments net of hedges, over the Bank’s cost of funds was 2.29%, annualized, in the June 2003 quarter. The net interest margin (not including gains and losses) of the portfolio is estimated to be approximately 1.3% over its related hedged funding cost.

In the quarter, with the tighter spreads on mortgages, the Bank sold $10 million of commercial mortgage backed securities (CMBS) and extinguished fixed rate, term borrowings for a net loss of $64 thousand on both transactions. Hedged total return CMBS swaps continued to perform well with the spread tightening, contributing a gain of $478 thousand in the quarter.

Closing Comments

In commenting on the June 2003 quarterly results, Chairman and CEO of Harrington West, Craig J. Cerny stated, “We continue to be pleased with our financial results and our progress in building our banks in our three market areas. The Scottsdale operation is well ahead of our expectations, and we see great opportunities for growth in this market in the years to come. We remain focused on building our banking franchises and fee income producing business lines in all markets. Although our investment spending on expansion in our markets may temper our results somewhat in future quarters, we believe the loan and deposit growth will add handsomely to franchise and shareholder value in the years to come.”

Harrington West Financial Group, Inc, is an $864.1 million financial institution holding company for Los Padres Bank and its division Harrington Bank. It will operate 13 full service, banking operations on the central coast of California, Scottsdale Arizona, and the Kansas City metro after opening of its new offices in Overland Park, Kansas and Ventura, California. It also owns Harrington Wealth Management Company, a trust and investment management company with $117.6 million in assets under management or custody, and 51% of Los Padres Mortgage Company, LLC, a joint venture mortgage origination company, with Resources Marketing, Inc, the largest RE/MAX realty franchise in Arizona, holding the remaining 49%.

This Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Company’s beliefs and expectations concerning future operating results. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For information contact:	For share transfer information contact:
Craig J. Cerny 913/663-0180	Lisa Watkins 805/688-6644

Harrington West Financial Group, Inc.
(Dollars In Thousands, Except Share and Per Share Data)

	At	At	At
	June 30,	March 31,	June 30,
	2003	2003	2002

Selected Financial Condition Data:
Total assets	$864,121	$834,991	$683,648
Loans receivable, net	497,254	475,241	431,408
Securities available for sale	318,479	313,965	211,550
Securities held to maturity	2,312	2,334	2,490
Trading account assets	2,127	2,061	2,076
Deposits	538,877	525,120	505,439
Federal Home Loan Bank advances	224,000	239,000	123,403
Note payable	12,000	11,600	16,600
Stockholders’ equity	44,892	43,933	32,023

	At or for the Three Months Ended				For the Six Months Ended

	June 30,		March 31,	June 30,	June 30,	June 30,
	2003		2003	2002	2003	2002

Selected Income Statement Data:
Interest income	$11,306		$11,358	$10,655	$22,664	$21,451
Interest expense	5,049		5,121	5,301	10,170	11,170

Net interest income	6,257		6,237	5,354	12,494	10,281
Provision for loan losses	250		360	75	610	275

Net interest income after provision for loan losses	6,007		5,877	5,279	11,884	10,006
Other income:
Income (loss) from trading account assets	1,294	(7)	576	(111)	1,870	(95)
Loss on extinquishment of debt	(892	)(8)	(531)	—	(1,423)
Other Gain (loss)	(40)		90	—	50	—
Banking fee income(1)	1,200		1,024	376	2,224	908
Other expenses:
Salaries and employee benefits	2,555		2,469	1,942	5,024	3,941
Premises and equipment	671		653	528	1,324	1,022
Other expenses(2)	1,246		1,172	976	2,418	1,917

Income before income taxes	3,097		2,742	2,098	5,839	3,939
Income taxes	1,286		1,138	864	2,424	1,621

Net income	$1,811		$1,604	$1,234	$3,415	$2,318

Common Stock Summary:
Diluted earnings per share	$0.40		$0.36	$0.36	$0.76	$0.67
Dividends per share	0.04		0.04	0.03	0.08	0.05
Stockholders’ equity per share	10.37		10.15	9.55	10.37	9.55
Diluted weighted average shares outstanding	4,509,560		4,487,908	3,474,786	4,499,026	3,484,518
Selected Operating Data (3):
Performance Ratios and Other Data:
Return on average assets	0.85%		0.77%	0.74%	0.81%	0.68%
Return on average equity	16.31		14.85	15.52	15.63	14.91
Equity to assets	5.20		5.26	4.68	5.20	4.68
Interest rate spread(4)	2.87		2.90	3.14	2.90	3.00
Net interest margin(4)	3.04		3.06	3.31	3.06	3.18
Average interest-earning assets to average interest- bearing liabilites	106.83		106.36	105.21	106.60	105.04
Total noninterest expenses to average total assets	2.11		2.06	2.07	2.09	2.03
Efficiency ratio(5)	62.05		62.22	60.94	62.13	63.04

Harrington West Financial Group, Inc.

	At or for the Three Months Ended

	June 30,	March 31,	June 30,
	2003	2003	2002

Asset Quality Ratios (6):
Non-performing assets and troubled debt restructurings to total assets	—	0.00	0.27
Non-performing loans and troubled debt restructurings to total loans	—	0.04	0.43
Allowance for loan losses to total loans	0.89	0.87	0.92
Allowance for loan losses to total non-performing loans and troubled debt restructurings	—	2,110.15	214.95
Net charge-offs to average loans outstanding	—	—	—

(1)	Consists of service charges, wholesale mortgage banking income, trust income, other commissions and fees and other miscellaneous noninterest income.

(2)	Consists of computer services, consulting fees, marketing and other miscellaneous noninterest expenses.

(3)	With the exception of return on average assets and return on average equity (which are based on month-end balances), all ratios are based on average daily balances. All ratios are annualized where appropriate.

(4)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilites. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5)	Efficiency ratio represents noninterest expenses as a percentage of the aggregate of net interest income after provision for loan losses and noninterest income, excluding gains and losses on securities, deposits and loans.

(6)	Non-performing loans generally consist of non-accrual loans and non-performing assets generally consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(7)	Income (loss) from trading account assets included $828 of gains on the sale of commercial mortgage-backed securities

(8)	The loss of extinguishment of debt during the three months ended June 30, 2003 relates to the prepayment penalty incurred on three fixed rate advances totalling $30 million with a weighted average coupon of 4.80% and a weighted average maturity of 10.5 months.